Exhibit 8.1

The following list shows all of the subsidiaries of Enodis plc, as of December 5, 2002, except for inactive subsidiaries, those used only as vehicles to hold non-operating assets and those which, in the aggregate, are not significant.

Significant Subsidiaries	Country of Incorporation	Percentage Held
Food equipment
Castel MAC S.p.A.	Italy	100%
Cleveland Range, LLC	USA	100%
Cleveland Range Ltd.	Canada	100%
Convotherm Elektrogeräte GmbH	Germany	91%
Convotherm Limited	England	91%
Convotherm Singapore Pte Ltd.	Singapore	91%
Enodis Corporation	USA	100%
Enodis Deutschland GmbH	Germany	100%
Enodis France SA	France	100%
Enodis Group Limited	England	100%
Enodis Holdings Limited	England	100%
Enodis Iberia SA	Spain	100%
Enodis UK Limited	England	100%
Frimont S.p.A	Italy	100%
Frymaster L.L.C.	USA	100%
Garland Commercial Industries, Inc.	USA	100%
Garland Commercial Ranges, Limited	Canada	100%
Guyon Productions SA	France	100%
Hartek Awagem Vertriebsges m.b.H.	Austria	100%
Hartek Beverage Handling GmbH	Germany	100%
Jackson MSC Inc.	USA	100%
Kysor Industrial Corporation	USA	100%
Lincoln Foodservice Products, Inc.	USA	100%
Merco/Savory, Inc.	USA	100%
Merrychef Holdings Limited	England	100%
Mile High Equipment Company	USA	100%
New Ton Food Equipment Co. Ltd.	Thailand	99.9%
Scotsman Beverage Systems Limited	England	100%
Scotsman Group Inc.	USA	100%
Scotsman Ice Systems (Shanghai) Company Ltd.	China	100%
Technyform Productions SA	France	100%
The Delfield Company	USA	100%
VentMaster (Europe) Limited	England	100%
Viscount Catering Limited	England	100%
Welbilt Manufacturing (Thailand) Ltd.	Thailand	50%
Welbilt Walk-Ins, L.P.	USA	100%
Whitlenge Drink Equipment, Limited	England	100%

Property
Enodis Property Developments Limited	England	100%
Enodis Investments Limited	England	100%